Exhibit 10.1

[Quantum Letterhead]

May 17, 2007

Mr. Joseph A. Marengi

[address]

Dear Joe:

We are very pleased to offer you the opportunity to serve on the Board of Directors of Quantum Corporation.

As a Member of the Board of Directors, your retainer will be $42,000 per annum, $31,500 of which will be paid in cash and the remaining $10,500 in restricted stock units. Additionally, you are expected to serve on at least one Committee of the Board. Once your Committee membership is determined, you will receive a retainer, per Committee, of $7,500 per annum, $5,625 of which will be paid in cash and $1,875 of which will be paid in restricted stock units. The cash portions of the retainers are generally paid in quarterly installments while the restricted stock units are paid annually. Quantum will also reimburse you for any travel or incidental expenses associated with performing your duties as a Board member.

We will recommend to the Leadership and Compensation Committee that 45,000 shares of Quantum stock options be awarded to you. The price for the options will be set at the closing price on the date of the next Leadership and Compensation Committee approval, which occur at the end of each month. Once the stock options have been approved and the price has been set, you will receive documentation from E*Trade, Quantum's Stock Administrator, within two (2) months from your start date. If you remain a Board member, you will continue to receive an annual stock grant thereafter. You will have the option of electing to receive the annual stock grant solely in stock options (in the amount of 35,000 shares), solely in restricted stock units (in the amount of 11,667 restricted stock units), or in an combination of stock options and restricted stock units (based on a ratio of one restricted stock unit for every three stock options). Details of the ongoing annual stock program will be forthcoming and are subject to change. Lastly, we are pleased to offer you the opportunity to participate in Quantum's Deferred Compensation Program, details of which are enclosed in this packet.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them in the enclosed envelope. Please note that your membership becomes official upon your acceptance, as the Board of Directors' have already approved your appointment. Upon your appointment, our General Counsel, Shawn Hall, will contact you to arrange a Board of Directors' orientation.

Joe, we are very enthusiastic about you joining our Board of Directors. If you have any questions, please do not hesitate to contact me. Again, it is a pleasure to welcome you to Quantum Corporation.

Sincerely,

/s/ Shawn Hall for

Rick Belluzzo

Chairman & CEO

Quantum Corporation

(408) 944-4411

I understand and accept the terms of this agreement.

Signed: _____/s/ Joseph Marengi________________ Date: May 21, 2007

Joseph A. Marengi

Start Date: May 21, 2007

Enclosures:

Return Envelope

Deferred Compensation Program overview and forms

Director Change in Control Agreement

Director Indemnification Agreement

Board of Director Handbook

The High Road: Quantum's Business Conduct & Ethics Policy

Section 16 Policy Documentation

cc: Compensation

Legal